UNITED STATES

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HYDRA INDUSTRIES ACQUISITION CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies: Common stock, $0.0001 par value per share, of Hydra Industries Acquisition Corp.
(2)	Aggregate number of securities to which transaction applies: Up to 12,600,000 shares of Hydra Industries Acquisition Corp. common stock
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(4)	Proposed maximum aggregate value of transaction: $131,476,000 (includes $53,200,000 of estimated cash consideration)
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On December 12, 2016, Hydra Industries Acquisition Corp. issued the following press release:

HYDRA ANNOUNCES OPERATIONAL UPDATE FROM INSPIRED GAMING GROUP SINCE ANNOUNCEMENT OF PROPOSED BUSINESS COMBINATION

- Virtual Sports Approval and Deployment in Nevada

- SBG Contract Gains for New Terminal Installations in Italy

- Formal VLT Announcement by OPAP Allowing Rollout of More Than 3,900 Inspired Terminals

- Virtual Sports contract with OPAP for 4,500 venues

- High Profile New Products and Brand Partnerships Including with Shaquille O’Neal

- Continued Rollout of New Mobile Products and Customers

New York, New York and London, England, December 12, 2016 / PRNewswire/ -- Hydra Industries Acquisition Corp. (“Hydra” or the “Company”) (NASDAQ: HDRA, HDRAU, HDRAW, HDRAR), which will hold a special meeting of stockholders on December 21, 2016 to approve the Company’s previously announced business combination with Inspired Gaming Group (“Inspired”), today directed stockholders’ attention to Inspired’s announcement regarding certain recent developments in Inspired’s business.

Excerpts of Inspired’s press release dated December 11, 2016, which is attached below, include:

•	Inspired's world-leading Virtual Sports product has successfully passed technical field trial with the Nevada Gaming Control Board and a full product portfolio is expected to be available in sportsbooks across Nevada during 2017.

•	Inspired has announced a material Open Platform deal with leading Italian operator, Global Starnet, which is expected to increase Inspired’s presence in the Global Starnet estate to more than 3,000 terminals.

•	Following the formal announcement of new VLT regulations by Greece’s Hellenic Gaming Commission, OPAP has deemed that all appropriate conditions are now in place to allow it to restart plans for the operation of VLT products in Greece. As a result, Inspired expects to commence the rollout of over 3,900 terminals in early calendar 2017.

•	OPAP and Inspired have also entered an agreement whereby Inspired’s full suite of Virtual Sports products are expected to be deployed into over 4,500 OPAP venues during 2017.

•	Inspired has entered into an exclusive deal with LT Game Macau, one of the leading gaming and casino providers in Macau and the Asia Pacific region, which is expected to lead to the deployment of its Virtual Sports content to LT Game’s ETG self-service terminals.

•	Inspired has entered into a key brand partnership and licensing deal with NBA Hall of Famer, Shaquille O’Neal. As part of the deal, Shaq was confirmed as the brand ambassador for Inspired’s Rush Basketball which is expected to be launched globally in calendar 2017.

•	As part of an exclusive launch deal, Inspired’s suite of Mike Tyson branded boxing products have launched online and in retail in the UK with Betfred. Mike Tyson Slots, Roulette and Blackjack will be complemented by Mike Tyson Rush Virtual Boxing, which is expected to launch in multiple countries in calendar 2017.

•	Inspired's expansion into Mobile continues with launches of new HTML5 slot games and on-demand Virtual Sports. Inspired’s Mobile games are now available to Paddy Power, Betfred, Bet365 and Ladbrokes customers in the UK. Inspired’s Virgo Open Mobile Gaming platform has also been licensed by Gala Coral, allowing them to implement their own Open RGS for 3rd party game integration.

Lorne Weil, current Chairman of the Board and Chief Executive Officer of Hydra and prospective Executive Chairman following the proposed business combination, commented, "We are excited to be acquiring a business that continues to show such dynamism and prospects for growth. We were aware of the potential for many of these developments when we announced our transaction in July. The fact that Luke Alvarez and his team have overseen their implementation is incredibly gratifying, and we look forward to the near-term completion of our transaction."

Following an initial adjournment, Hydra will hold a special meeting of stockholders on December 21, 2016 to approve its previously announced business combination with Inspired.  The full special meeting agenda is included in Hydra's definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on November 23, 2016.

Stockholders who have not submitted a proxy for use at the special meeting are urged to do so promptly. No action is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Additional Information About the Transaction and Where to Find It

Stockholders are urged to read the definitive proxy statement filed with the SEC on November 23, 2016 in connection with the proposed business combination with Inspired Gaming Group, and any amendments or supplements thereto. Hydra's SEC filings, including the proxy statement, can be obtained without charge on the SEC's website at www.sec.gov and on Hydra's website at www.hydraspac.com. The Company and its directors and executive officers may be deemed to be participants in a solicitation of proxies for the special meeting of stockholders to be held to approve the proposed business combination. Information regarding the Company's directors and executive officers is available in its Form 10-K for the year ended December 31, 2015 filed with the SEC. No person other than the Company has been authorized to give any information or to make any representations on behalf of the Company in connection with the proposed business combination, and if given or made, such other information or representations must not be relied upon as having been made or authorized by the Company

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements concerning the potential business combination and the Special Meeting. These statements are based on Hydra’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Hydra’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Hydra’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

About Hydra Industries Acquisition Corp.

Hydra is a blank check company formed for the purpose of effecting a merger or other business combination with a target company.  Hydra was founded by gaming industry veteran Lorne Weil and raised $80 million on October 29, 2014 in its Initial Public Offering. In addition, Macquarie Capital co-sponsored Hydra’s efforts to source acquisitions and provided a $20 million forward equity commitment which, with Hydra’s existing cash in trust, will be used to fund the proposed transaction.

Additional information can be found at www.hydraspac.com.

About Macquarie and Macquarie Capital

Macquarie Group ("Macquarie") is a global provider of banking, financial, advisory, investment and funds management services. Macquarie's main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 27 countries. Macquarie employs approximately 13,800 people and has assets under management of over $377 billion (as of September 30, 2016).

Macquarie Capital comprises Macquarie Group's corporate advisory, capital markets and principal investing capabilities. Macquarie Capital's expertise spans a variety of industry sectors, including telecommunications, media, entertainment, gaming, financial institutions, industrials, energy, resources, real estate, infrastructure, utilities and renewables.

Contact:

For Hydra: Contact George Peng, Chief Financial Officer, (646) 565-6940

INSPIRED UPDATES ON H2 2016 ACHIEVEMENTS, FOLLOWING RECENT ANNOUNCEMENTS OF EXPANSION INTO NEVADA AND KEY EU MARKETS

- Virtual Sports Approval and Deployment into Nevada

- SBG Contract Gains for New Terminal Installations in Italy

- Formal VLT Announcement by OPAP Allowing Rollout of More Than 3,900 Inspired Terminals

- Virtual Sports contract with OPAP for 4,500 venues

- High Profile New Products and Brand Partnerships Including with Shaquille O’Neal

- Continued Rollout of New Mobile Products and Customers

Inspired, the leading provider of Virtual Sports, Mobile Games, and SBG Video Lottery, today provides a business update on recent catalysts in Inspired Gaming Group’s (“Inspired’s”) business during the 2nd half of 2016.

The newly announced developments:

•	Inspired's world-leading Virtual Sports product has successfully passed technical field trial with the Nevada Gaming Control Board and a full product portfolio is expected to be available in sportsbooks across Nevada during 2017.

•	Inspired has announced a material Open Platform deal with leading Italian operator, Global Starnet, which is expected to increase Inspired’s presence in the Global Starnet estate to more than 3,000 terminals.

These developments build on the progress of a number of Inspired’s recent successes, including:

•	Following the formal announcement of new VLT regulations by Greece’s Hellenic Gaming Commission, OPAP has deemed that all appropriate conditions are now in place to allow it to restart plans for the operation of VLT products in Greece. As a result, Inspired expects to commence the rollout of over 3,900 terminals in early calendar 2017.

•	OPAP and Inspired have also entered an agreement whereby Inspired’s full suite of Virtual Sports products are expected to be deployed into over 4,500 OPAP venues during 2017.

•	Inspired has entered into an exclusive deal with LT Game Macau, one of the leading gaming and casino providers in Macau and the Asia Pacific region, which is expected to lead to the deployment of its Virtual Sports content to LT Game’s ETG self-service terminals.

•	Inspired has entered into a key brand partnership and licensing deal with NBA Hall of Famer, Shaquille O’Neal. As part of the deal, Shaq was confirmed as the brand ambassador for Inspired’s Rush Basketball which is expected to be launched globally in calendar 2017.

•	As part of an exclusive launch deal, Inspired’s suite of Mike Tyson branded boxing products have launched online and in retail in the UK with Betfred. Mike Tyson Slots, Roulette and Blackjack will be complemented by Mike Tyson Rush Virtual Boxing, which is expected to launch in multiple countries in calendar 2017.

•	Inspired's expansion into Mobile continues with launches of new HTML5 slot games and on-demand Virtual Sports. Inspired’s Mobile games are now available to Paddy Power, Betfred, Bet365 and Ladbrokes customers in the UK. Inspired’s Virgo Open Mobile Gaming platform has also been licensed by Gala Coral, allowing them to implement their own Open RGS for 3rd party game integration.

Luke Alvarez, Founder and Chief Executive Officer of Inspired Gaming Group, commented, “As 2016 draws to a close, Inspired has demonstrated strong progress across all of our digital product lines. Our VLT business is approved for launch into Greece in early-2017, we are growing in our core UK SBG market and expanding in Italy SBG through newly announced concession contracts. Our Virtual Sports business has successfully launched into Nevada with future contracted launches including additional US markets, Greece and Macau.  Finally, our mobile business is growing and increasing penetration with a range of new customers and games. Inspired exists to bring Entertainment with an Edge to its customers, and today’s announcement of recent milestones sharpens that edge.”

About Inspired

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and server-based gaming systems with associated terminals and digital content to regulated betting and gaming operators around the world.  Inspired currently operates more than 25,000 digital gaming terminals and supplies its Virtual Sports products in more than 35,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inspiredgaminggroup.com

Contact:

Elinor Fewster elinor.fewster@ingg.com

t: +44 20 7456 9016 | m: +44 7973808951